UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 29, 2006
REPUBLIC PROPERTY TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32699 (Commission File Number)	20-3241867 (IRS Employer Identification Number)

1280 Maryland Avenue, SW Suite 280 Washington, D.C. (Address of Principal Executive Offices)	20024 (Zip Code)
(202) 863-0300
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
     This Amendment No. 1 on Form 8-K/A is filed solely to correct a typographical error to Item 1.01 and Item 2.03 to the Current Report on Form 8-K of Republic Property Trust filed on October 5, 2006 (the “Initial Filing”). The Initial Filing incorrectly disclosed the amount of the monthly installments of interest only paid on the Loan during the first seven years of the Loan’s term.
     The other Items to the Initial Filing remain unchanged and are not restated herein.
Item 1.01. Entry into a Material Definitive Agreement.
     With respect to the $100 million term loan that was entered into, the information disclosed below under “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated by reference into this item.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 29, 2006, Republic Park LLC (“Republic Park”), a special purpose entity that is wholly owned by Republic Property Limited Partnership (“RPLP”, Republic Property Trust’s operating partnership), entered into a $100 million fixed rate non-recourse mortgage loan (“Loan”) with KeyBank National Association (“KeyBank”), the lender. Under the terms of the Deed of Trust and Promissory Note, the Loan (i) matures October 1, 2016, (ii) bears interest at a fixed rate of 6.09% per annum, and (iii) requires monthly installments of interest only in the amount of approximately $500,000 for the first seven years, and monthly installments of interest and principal in the amount of approximately $600,000 for the final three years of the Loan. RPLP provided a guarantee for losses KeyBank may sustain as a result of, among other things, damage to the Mortgage Property (as defined below) due to intentional misconduct or gross negligence, fraud, misappropriation of funds, intentional misrepresentations, waste, bankruptcy and failure to comply with transferability restrictions (the “Guarantee”).
     In addition to the Guarantee, the Loan is secured by:
•	A perfected first priority lien on both the real and personal property at Republic Park at Dulles Corner (“Mortgage Property”), which is an eight building office park that consists of (i) the seven buildings formerly referred to as Campus at Dulles Technology Center and (ii) Dulles Park Technology Center;

•	A perfected first priority assignment of all of Republic Park’s interest in the leases and rents at the Mortgage Property;

•	A $5 million letter of credit in favor of the lender, which shall be delivered to the lender upon request prior to securitization of the Loan; and

•	Indemnity agreements that indemnify KeyBank with respect to (i) violations of the Employee Retirement Income Security Act of 1974, as amended, and (ii) hazardous substances and environmental laws.

     Subject to certain exceptions set forth in the Promissory Note (e.g., changes in tax or debt credit laws), Republic Park does not have the right to prepay the Loan in whole or in part prior to June 3, 2016, which is 90 days prior to maturity. Beginning on June 3, 2016, Republic Park may, at its option, prepay the Loan in whole. Subject to satisfying various conditions precedent, Republic Park may defease the Loan.
     The Loan contains customary covenants including, among others, limitations on Republic Park’s right to (i) grant liens, (ii) cancel or forgive any material claim or debt, and (iii) dissolve or liquidate. The Loan also contains customary events of default, with corresponding cure periods, including, without limitation, (i) payment defaults, (ii) cross-defaults to other agreements and (iii) bankruptcy-related defaults.
     The Loan proceeds were used to pay off the currently outstanding balance under RPLP’s $150 million revolving credit facility with KeyBank N.A., a copy of which was previously filed with the Securities and Exchange Commission on May 12, 2006 as Exhibit 10.5 to Republic Property Trust’s Form 10-Q for the quarterly period ended March 31, 2006. As of September 30, 2006, RPLP had approximately $49 million of capacity available under the line.
     The foregoing does not purport to be a complete description of the terms of the Loan and is qualified in its entirety by reference to the Deed of Trust and Promissory Note, copies of which will be filed as exhibits to Republic Property Trust’s Form 10-Q for the quarter ended September 30, 2006.
     From time to time, RPLP and Republic Property Trust (the “Trust”) have had customary commercial banking relationships with KeyBank. Additionally, the Trust has had investment banking relationships with affiliates of KeyBank National Association.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Property Trust
Date: October 5, 2006	By:	/s/ Gary R. Siegel
By: Gary R. Siegel
		Title:	Chief Operating Officer and General Counsel